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                                                                   Exhibit H(10)


                          AMENDMENT TO TRANSFER AGENCY
                              AND SERVICE AGREEMENT

     This Amendment to the Transfer Agency and Service Agreement ("Amendment") by and between Nicholas-Applegate Fund, Inc. (the "Fund") and Prudential Mutual Fund Services LLC (successor to Prudential Mutual Fund Services, Inc.) ("PMFS") is entered into as of August 16, 2002.

     Whereas, the Fund and PMFS have entered into a Transfer Agency and Service Agreement (the "Agreement") pursuant to which PMFS serves as transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund; and

     Whereas, the Fund and PMFS desire to amend the Agreement to reflect PMFS's ability to subcontract services to be performed under the Agreement to non-affiliated as well as affiliated service providers that may, in turn, subcontract such services to other service providers; and

     Whereas, the Fund and PMFS desire to amend the Agreement to reflect PMFS's ability to enter into agreements with and pay, directly and indirectly, sub-accounting and record-keeping fees to non-affiliated service providers relating to shares held by beneficial owners through omnibus accounts maintained by PMFS; and

     Whereas, the Funds and PMFS desire to amend the Agreement to reflect the Fund's agreement to reimburse PMFS for the above-referenced sub-accounting and record-keeping fees paid, directly or indirectly, to non-affiliated service providers.

     Now, Therefore, for and in consideration of the continuation of the Agreement, and other good and valuable consideration, the Agreement is amended as follows:

     1. Section 8.03 of the Agreement is replaced by the following new Section 8.03:

          8.03. PMFS may, in its sole discretion and without further consent by the Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to: (i) Prudential Securities Incorporated (Prudential Securities), a registered broker-dealer, (ii) The Prudential Insurance Company of America (Prudential), (iii) Pruco Securities Corporation, a registered broker-dealer, (iv) any Prudential Securities or Prudential subsidiary or affiliate duly registered as a broker-dealer and/or a transfer agent pursuant to the 1934 Act, (v) any other Prudential Securities or Prudential affiliate or subsidiary otherwise lawfully permitted to perform the services subcontracted hereunder, or (vi) any non-affiliated entity duly registered as a broker-dealer and/or transfer agent or otherwise lawfully permitted to perform the services subcontracted hereunder. It is understood that Prudential may, in turn, subcontract, in whole or in part, the performance of its obligations and duties hereunder to another entity lawfully permitted to perform such obligations and duties. PMFS shall be responsible to the Fund for the acts and omissions of any agent or subcontractor relating to the services provided hereunder unless such agent or subcontractor fails to exercise reasonable care in providing such services.

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     2. Section 8.04 of the Agreements is replaced by the following new Section
8.04:

          8.04. PMFS may enter into agreements with any person or entity referenced in Section 8.03 hereof whereby PMFS will maintain an omnibus account and the Fund will reimburse PMFS for amounts paid by PMFS to any such entity (i) in an amount not in excess of the annual maintenance fee for each beneficial shareholder account and transactional fees and expenses with respect to such beneficial shareholder account or (ii) an asset-based fee, as if each beneficial shareholder account were maintained by PMFS on the Fund's records, subject to the fee schedule attached hereto as Schedule
     A. Such entities shall maintain records relating to each beneficial shareholder account that underlies the omnibus account maintained by PMFS.

     3. Schedule A to the Agreement is replaced by the new Schedule A.

     In Witness Whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NICHOLAS-APPLEGATE FUND, INC.               PRUDENTIAL MUTUAL FUND
                                            SERVICES LLC

By: /s/  Robert F. Gunia                    By: /s/  Hansjerg P. Schlenker
    --------------------------------            ------------------------------
      Robert F. Gunia                             Hansjerg P. Schlenker
      Vice President                              Vice President

Attest: /s/  Deborah A. Docs                Attest: /s/  William V. Healey
        ----------------------------                --------------------------
        Deborah A. Docs, Secretary                   William V. Healey
                                                     Secretary
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                                   Schedule A

                       Prudential Mutual Fund Services LLC

                                  Fee Schedule

                         Fee Information for Services as
                    Transfer Agent, Dividend Disbursing Agent
                         and Shareholder Servicing Agent

General - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. In addition, there is a one time set-up charge per account for manually established accounts and a monthly charge for inactive zero balance accounts.

Annual Maintenance Charges - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

         Annual Maintenance Per Account Fee          $9.00

Other Charges

         New Account Set-up Fee for Manually         $2.00
         Established Accounts

         Monthly Inactive Zero Balance Account Fee   $.20

Out-of-Pocket Expenses - out-of-pocket expenses include but are not limited to: postage, stationery and printing, allocable communication costs, microfilm, microfiche, and expenses incurred at the specific direction of the Fund.

Payment - An invoice will be presented to the Fund or other relevant entity on a monthly basis assessing the Fund or other relevant entity the appropriate fee and out-of-pocket expenses.

Asset-Based Fee - Under Article 8 of the Agreement, in connection with sub-accounting and record-keeping services provided, PMFS may pay an all-inclusive asset-based fee to sub-contracted service providers in an amount not to exceed, annually, 0.15% of the average daily net asset value of accounts underlying the omnibus account. Such fee may be increased only after advising the Board of Directors of the Fund.



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